Exhibit 13

WATERSIDE CAPITAL CORPORATION

CODE OF ETHICS

Adopted Under Rule 17j-1

Waterside Capital Corporation (the “Fund”) is confident that its officers, Directors and other persons involved with the Fund’s business act with integrity and good faith. The Fund recognizes, however, that personal interests may conflict with the Fund’s interests where officers, Directors and certain other persons:

•	Know about the Fund’s present or future portfolio transactions; or

•	Have the power to influence the Fund’s portfolio transactions; and

•	Engage in securities transactions in their personal account(s).

In an effort to prevent conflicts of interest from arising, and in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”), the Fund has adopted this Code of Ethics (the “Code”) to address transactions and conduct that may create conflicts of interest, establish reporting requirements, and create enforcement procedures. Definitions of underlined terms used throughout the Code are included in Appendix I.

I.	ABOUT THIS CODE OF ETHICS

A.	Who is Covered by the Code?

The Fund’s access persons are covered under this Code. The Fund’s access persons generally are:

•	All Directors of the Fund, both interested and independent;

•	All Fund Officers; and

•	Natural persons in a control relationship to the Fund who obtain information concerning recommendations about the purchase or sale of a security by the Fund (“Natural Control Persons”).

B.	What Rules Apply to Me?

•	This Code sets forth specific prohibitions and restrictions. They apply to all access persons of the Fund except where otherwise noted. The Code also sets out reporting requirements for access persons. For the reporting requirements that apply to you, please refer to Parts A, B and C, as indicated below:

• Independent Directors	Part A

• Interested Directors and Fund Officers	Part B

• Natural Control Persons	Part C

II.	STATEMENT OF GENERAL PRINCIPLES

In recognition of the trust and confidence placed in the Fund by shareholders, and because the Fund believes that its operations should benefit its shareholders, the Fund has adopted the following principles to be followed by its access persons:

A.	The interests of the Fund’s shareholders are paramount. You must place shareholder interests before your own.

B.	You must accomplish all personal securities transactions in a manner that avoids any conflict between your personal interests and the interests of the Fund or its shareholders.

C.	You must avoid actions or activities that allow you or your family to benefit from your position with the Fund, or that bring into question your independence or judgment.

III.	GENERAL PROHIBITION AGAINST FRAUD, DECEIT AND MANIPULATION

The Fund’s access persons may not, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by the Fund:

A.	Employ any device, scheme or artifice to defraud the Fund;

B.	Make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

D.	Engage in any manipulative practice with respect to the Fund.

IV.	PROHIBITIONS AND RESTRICTIONS FOR ACCESS PERSONS
(not	applicable to Independent Directors)

A.	Blackout Period on Personal Securities Transactions.

This restriction applies to: (i) access persons who, in connection with their regular duties, make, participate in, or obtain information regarding the purchase or sale of Securities by the Fund or whose functions relate to the making of any recommendations with respect to the purchases or sales and (ii) Natural Control Persons.

These persons may not purchase or sell, directly or indirectly, any Security in which they have (or by reason of such transaction acquire) any beneficial ownership on the same day as the same (or a related) Security is being purchased or sold by the Fund (or any series thereof).

B.	Pre-Approval for IPOs and Limited Offerings.

This restriction applies to: (i) access persons who, in connection with their duties, make or participate in making recommendations regarding the purchase or sale of any securities by the Fund and (ii) Natural Control Persons. These persons must obtain approval from the Review Officer (as defined in Section VI below) before directly or indirectly acquiring beneficial ownership of any securities in an IPO or limited offering.

C.	Limits on Accepting or Receiving Gifts.

Access persons cannot accept or receive any gift of more than de minimis value from any person or entity in connection with the Fund’s (or any series thereof) entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of the Fund.

V.	REPORTING REQUIREMENTS

Access persons of the Fund must comply with the reporting requirements set forth in Parts A-C (attached), with the exception of those access persons reporting subject to Section VIII of this Code.

VI.	REVIEW AND ENFORCEMENT OF THE CODE

A.	Appointment of a Review Officer.

The Fund’s President shall appoint a review officer (“Review Officer”) to perform the duties described below.

B.	The Review Officer’s Duties and Responsibilities.

1.	The Review Officer shall notify each person who becomes an access person of the Fund and who is required to report under this Code of Ethics of their reporting requirements no later than 10 days before the first quarter in which such person is required to begin reporting.

2.	The Review Officer will, on a quarterly basis, compare all reported personal securities transactions with the Fund’s completed portfolio transactions and a list of Securities that were being considered for purchase or sale by the Fund’s investment adviser(s) during the period to determine whether a Code violation may have occurred. Before determining that a person has violated the Code, the Review Officer must give the person a reasonable opportunity to supply explanatory material.

3.	If the Review Officer finds that a material Code violation has occurred, or believes that a material Code violation may have occurred, the Review Officer must submit a written report regarding the possible violation, together with the confidential report and any explanatory material provided by the person, to the President. The President will determine whether the person violated the Code and may consult legal counsel for the Fund in making this determination, as necessary.

4.	No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

5.	The Review Officer will submit his or her own reports, as may be required pursuant to Parts A-C (attached), to an Alternate Review Officer who shall fulfill the duties of the Review Officer with respect to the Review Officer’s reports.

6.	The Review Officer will create a written report detailing any approval(s) granted to access persons for the acquisition of securities offered in connection with an IPO or limited offering. The report must include the rationale supporting any decision to approve such an acquisition.

C.	Resolution; Sanctions.

If the President determines that a person has violated the Code pursuant to paragraph B. (3) above, the President will impose upon the person a resolution of the situation and/or sanctions that the President deems appropriate. The President will submit the resolution, with a report of the violation, to the Board at the next regularly scheduled Board meeting unless, in the President’s sole discretion, circumstances warrant an earlier report.

VII.	ANNUAL WRITTEN REPORTS TO THE BOARD

At least annually, the Review Officer, investment adviser(s) (including any sub-advisers), and principal underwriter(s) (if required) will provide written reports to the Fund’s Board of Directors as follows:

A.	Issues Arising Under the Code. The reports must describe any issue(s) that arose during the previous year under the codes or procedures thereto, including any material code or procedural violations, and any resulting sanction(s). The Review Officer, President, investment adviser(s) (including any sub-advisers) and principal underwriter(s) may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Board.

B.	The Review Officer, President, investment adviser(s) (including any sub-advisers) and principal underwriter(s) may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Board.

C.	Certification. Each report must be accompanied by a certification to the Board that the Fund, investment adviser(s) (if any) and principal underwriter(s) (if any) have adopted procedures reasonably necessary to prevent their access persons from violating their code of ethics.

VIII.	INTERRELATIONSHIP WITH OTHER CODES OF ETHICS

A.	General Principle: Overlapping Responsibilities.

A person who is both an access person of the Fund and an access person of an investment adviser to or principal underwriter for the Fund is only required to report under and otherwise comply with the investment adviser’s or principal underwriter’s code of ethics, provided such code has been adopted pursuant to and in compliance with Rule 17j-1. Such report will satisfy any reporting obligations under this Code. These access persons, however, remain subject to the principles and prohibitions in Sections II and III hereof.

B.	Overlap with Administrator’s Code of Ethics.

Access persons of the Fund seeking to comply with the reporting and other requirements in an administrator’s code of ethics in lieu of those in this Code must obtain prior approval from the Review Officer. If approval is granted, such report will satisfy any reporting obligations under this Code. However, such access persons shall remain subject to the principles and prohibitions in Sections II and III, hereof; and the administrator must comply with this Section VIII, hereof and paragraph C, below.

C.	Procedures.

Each such investment adviser, principal underwriter and administrator of the Fund must:

1.	Submit to the Board of Directors of the Fund a copy of its code of ethics adopted pursuant to or in compliance with Rule 17j-1;

2.	Promptly furnish to the Fund, upon request, copies of any reports made under its code of ethics by any person who is also covered by the Fund’s Code; and

3.	Promptly report to the Fund in writing any material amendments to its code of ethics, along with the certification described under Section VII.C., above.

IX.	RECORDKEEPING

The Fund will maintain the following records in accordance with Rule 31a-2 under the 1940 Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

A.	A copy of this Code and any other code adopted by the Fund, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

B.	A record of any material Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

C.	A copy of each Quarterly Transaction Report, Initial Holdings Report, and Annual Holdings Report submitted under this Code, including any information provided in lieu of any such reports made under the Code (see Parts A-C for more information about reporting), will be preserved for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

D.	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

E.	A copy of each annual report required by Section VII of this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

F.	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or limited offering.

X.	MISCELLANEOUS

A.	Confidentiality.

All reports and other information submitted to the Fund pursuant to this Code will be treated as confidential to the maximum extent possible, provided that such reports and information may be produced to the Securities and Exchange Commission and other regulatory agencies and to persons who have a need to know for purposes of administering this Code.

B.	Interpretation of Provisions.

The Board of Directors may from time to time adopt such interpretations of this Code as it deems appropriate.

C.	Compliance Certification.

Within 10 days of becoming an access person of the Fund, and each year thereafter, each such person must complete the Compliance Certification, attached as Appendix V.

Adopted this 21st day of October, 2004.

/s/ Gerald T. McDonald
Secretary